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                                           UNITED STATES                                             OMB APPROVAL
                                SECURITIES AND EXCHANGE COMMISSION                           ------------------------------
                                   WASHINGTON, D.C. 20549                                    OMB Number:          3235-0059
                                                                                             Expires:       August 31, 2004
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                                                                                             hours per response.......14.73
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                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ] Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14c-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                            New Frontier Media, Inc.
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                (Name of Registrant as Specified In Its Charter)

                               Edward J. Bonn
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ] No fee required.
[X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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          (1)       Title of each class of securities to which transaction applies:

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          (2)       Aggregate number of securities to which transaction applies:

                    ---------------------------------------------------------------
                    Per unit price or other underlying value of transaction
                    computed pursuant to Exchange Rule 0-11 (3) (set forth the amount on which the filing fee is calculated and state how it was determined):

                    ---------------------------------------------------------------
          (4)       Proposed maximum aggregate value of transaction:

                    ---------------------------------------------------------------
          (5)       Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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          (1)       Amount Previously Paid:

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          (2)       Form, Schedule or Registration Statement No.:

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          (3)       Filing Party:

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          (4)       Date Filed:

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                                EXPLANATORY NOTE

The following question and answer script amends and supercedes in its entirety the question and answer script filed on Schedule 14A with the Securities and Exchange Commission on April 4, 2002.


Following are responses to questions that may be raised by shareholders of New Frontier Media, Inc. (the "Company"), regarding Edward Bonn's announcement of his intent to effect a change in the composition of the Company's management, and his request to the Company that it call a special meeting of shareholders.

                      HISTORY AND BACKGROUND OF EDWARD BONN

WHO IS EDWARD BONN?

Mr. Bonn is the largest shareholder of New Frontier Media, holding approximately 19% of the outstanding shares of New Frontier. Mr. Bonn is also a director of the Company.

WHAT IS HIS BACKGROUND?

Mr. Bonn is an entrepreneur who lives with his family in the Boulder, Colorado area. He has successfully founded and managed a number of businesses.

HOW DID HE ACQUIRE HIS SHARES IN NEW FRONTIER?

Three of the companies that Mr. Bonn founded and managed were Interactive Telecom Network, Inc., Card Transactions, Inc. and Interactive Gallery, Inc. New Frontier acquired these three companies in October of 1999 in an all-stock transaction. In connection with that transaction, Mr. Bonn received approximately 4.1 million shares of New Frontier common stock.

WHAT IS MR. BONN'S CONNECTION TO BRAD WEBER?

Brad Weber is also a member of the board of directors of New Frontier, and is a significant shareholder of the Company, holding more than 7% of the Company's outstanding shares. Mr. Weber and Mr. Bonn have been partners in a number of business ventures since 1989, including Interactive Telecom Network, Card Transactions and Interactive Gallery, which were acquired by the Company in October 1999. As part of that transaction, both Mr. Bonn and Mr. Weber became directors of New Frontier. While Mr. Bonn and Mr. Weber have continuing business relationships, Mr. Bonn is acting independently of Mr. Weber in connection with the proposed special meeting of shareholders of New Frontier. Mr. Bonn and Mr. Weber have no agreements relating to the special meeting or with respect to Mr. Bonn's intent to effect a change in the Company's management.

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       HISTORY OF THE ISSUES RELATING TO THE NEW FRONTIER SPECIAL MEETING

WHY IS MR. BONN CALLING A SPECIAL MEETING OF SHAREHOLDERS?

Mr. Bonn believes that the Company has significantly under performed over the past two years and that the current executive management team is responsible for the Company's dismal performance. Over the past two years, the Company's shareholders have lost over 80% of their stock value. Relative to Private Media, Inc. (NASDAQ: PRVT) and Playboy, Inc. (NYSE: PLA), which Mr. Bonn believes are the two other public companies that are most comparable in terms of their business to New Frontier, New Frontier has under performed by approximately 40% and 65%, respectively. Relative to the Russell 2000 Index, which Mr. Bonn believes is the most relevant index by which to measure the Company's performance, the Company has under performed by a staggering 70%. Mr. Bonn believes that the performance disparity is evidence of the market's lack of confidence in current management.

Mr. Bonn is the largest shareholder of New Frontier, and he is unwilling to accept a situation where executive management continues to fail to perform. Mr. Bonn is demanding that the Company call a special meeting of shareholders because he believes that he and the other shareholders of New Frontier have few other alternatives to the current, failed plans of existing management.

HAS MR. BONN TRIED TO RESOLVE THESE ISSUES THROUGH OTHER METHODS?

Over the past two years, as the performance of the Company's stock has continued to decline and the executive management team has continued to under perform relative to its own projections, Mr. Bonn has attempted to address the Company's dismal performance and failed strategies through multiple meetings and other communications with management and the Board of Directors. Mr. Bonn has repeatedly expressed a willingness and desire to work with management and the current Board of Directors to develop an acceptable business strategy for the Company. The shareholders of the Company have expressed their overall displeasure with the Company's performance, as evidenced by New Frontier's stock price and a recent investor conference call where a number of shareholders expressed a lack of confidence in management.

Mr. Bonn believes that he and the other shareholders of the Company have been harmed by the poor performance of the executive management team and that management should be held accountable for this failure. He further believes that executive management and the Board of Directors have not acted responsibly in failing to address the serious issues that confront the Company. Mr. Bonn also believes that the Board of Directors and executive management have declined the opportunity to act in the interest of the shareholders and have taken action to entrench themselves in office at the expense of the shareholders. Having exhausted alternative methods to achieve change, Mr. Bonn believes it is now appropriate for him to take action to facilitate the opportunity for the shareholders to vote on these critical issues.

WHY IS MR. BONN PROPOSING TO HOLD A SPECIAL MEETING OF SHAREHOLDERS?

The precipitating factors in prompting Mr. Bonn to call for a special meeting of shareholders include the following:

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-    Executive management's and the Board of Directors' declining repeated opportunities over the past two years to address the serious issues facing New Frontier.

- Executive management's recent actions to perpetuate themselves in office, including taking action under the Company's poison pill to deter Mr. Bonn; threats and accusations made by management to Mr. Bonn; management announcing an investigation relating to Mr. Bonn; management retaining an extremely high priced and artful counsel -- a renowned takeover defense specialist - who will be paid at the shareholders' expense; and management canceling a scheduled Board of Directors meeting to consider issues relating to Mr. Kreloff and his departure from the Company.

- Mr. Bonn's belief that further delay would result in the further waste of shareholder assets and missed opportunities to correct the problems at New Frontier.

The reasons that Mr. Bonn believes that the shareholders of New Frontier will be well served by a change in the executive management team and the Board of Directors and the elimination of devices that limit shareholder democracy include the following:

- The dismal financial results produced by the Company and realized by the shareholders in the performance of their investment over the past two years.

- Current executive management's inability to increase revenues at an acceptable rate, attract and retain customers and to achieve financial forecasts established by management, resulting in repeated announcements by management of its inability to attain previously forecasted and publicly announced levels of revenue and earnings.

- The time and money that has been wasted by current management in defending and prosecuting lawsuits and entrenching themselves, including the retention of Cadwalader Wirkersham & Taft, at the expense of the shareholders of New Frontier.

- The lack of relevant business experience, including the lack of experience managing a public company, among current members of the Board of Directors.

- The fact that a $100 investment in New Frontier common stock on April 3, 2000, would have been worth only approximately $16.62 on April 1, 2002.

WHAT ARE THE ISSUES THE SHAREHOLDERS WILL BE ASKED TO CONSIDER AT THE SPECIAL MEETING?

Mr. Bonn has requested that the Company call a special meeting of shareholders to consider and vote on three issues:

1.       Removal of all current directors of New Frontier.
2.       Election of a new slate of directors to be designated by Mr. Bonn.
3.       Directing the Board of Directors to redeem the Company's Poison Pill

Mr. Bonn believes that the current executive management team and the current Board of Directors are not well suited to address the important issues facing New Frontier. The dismal operating performance of the Company and the current lack of management credibility with investors require immediate action.

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Over the next 30 days, Mr. Bonn intends to identify a slate of directors and to file a preliminary proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies from the shareholders of the Company for use at the special meeting.

DOES MR. BONN HAVE A VISION FOR THE FUTURE OF NEW FRONTIER?

Mr. Bonn believes that the shareholders of New Frontier will be best served by having a competent and qualified executive management team and experienced Board of Directors in place. Mr. Bonn is not seeking to be CEO of New Frontier. He anticipates announcing a proposed slate of directors in the next 30 days so that shareholders can determine for themselves how to proceed. The shareholders will need to consider whether their interests would be better served continuing with the current management and Board of Directors, with their very limited experience and dismal track record, or taking New Frontier in the direction to be established by the new Board of Directors under the day-to-day management of a new CEO and executive team, each with the experience and track record that will be fully outlined in the proxy materials.

Mr. Bonn's vision for New Frontier includes the following elements:

- Restoring New Frontier's credibility with stockholders, customers and employees.

- Leveraging New Frontier's existing infrastructure to provide additional avenues for the distribution of mature audience content.

- After demonstrating that New Frontier is able to handle and execute its business plan, pursuing acquisitions and consolidation opportunities.

-    A focus on creating and maintaining stockholder value.

DOES MR. BONN BELIEVE NEW FRONTIER HAS ATTRACTIVE FUTURE PROSPECTS?

Mr. Bonn is very excited about the future prospects of New Frontier under the guidance and direction of a new experienced executive management team and new Board of Directors. Mr. Bonn believes that current management has had the chance to fix the problems at New Frontier, has repeatedly proven they are not up to the task, and have no right to attempt to delay their departure to the detriment of the New Frontier shareholders.


                                  OTHER ISSUES

IF MR. KRELOFF AGREED TO RESIGN OR WAS REMOVED BY THE BOARD OF DIRECTORS, WOULD THIS ADDRESS THE ISSUES MR. BONN IS MOST CONCERNED ABOUT?


Mr. Bonn believes it would be appropriate for Mr. Kreloff to accept responsibility for his failure of leadership and to resign immediately or for the Board of Directors to vote to remove him as CEO. This would be an important first step, but other important issues would potentially remain, including the role of Mr. Michael Weiner who is the current Executive Vice President of the Company and the ability to attract and retain experienced independent Board members and a qualified executive team. Certainly, however, Mr. Kreloff's departure would be an encouraging sign that progress may be made through alternative corporate governance methods designed to


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ensure a smooth transition in management. Mr. Bonn has already pursued this approach through traditional channels of corporate governance, and he has been rebuffed.

IS MR. BONN CONCERNED ABOUT CUSTOMER AND EMPLOYEE REACTIONS TO THESE
DEVELOPMENTS?


Certainly it would be better for all concerned if Mark Kreloff and Michael Weiner recognized their failures, acknowledged their dismal track record and found a way to work with a new team to help New Frontier to realize its potential. Unfortunately, Mr. Kreloff and Mr. Weiner have decided to take action to perpetuate themselves in office utilizing shareholder money and corporate resources.

Mr. Bonn believes that the customers will continue to be served and that current management will not attempt to further harm the relationships with New Frontier's customer and employee base. Indeed, it is the fiduciary obligation of management to behave in a responsible manner to promote the Company's best interests. There are a number of very talented and dedicated employees at New Frontier, and Mr. Bonn believes that many of these individuals will welcome a change in executive management.

HAS THE POISON PILL BEEN TRIGGERED?

Based upon a recent press release, as well as an unsupported and irresponsible allegation by the Company's counsel, current management apparently is taking the position that a required filing made by Mr. Bonn with the Securities and Exchange Commission and unspecified actions by Brad Weber (a 7% shareholder of New Frontier and a director), impacted the Poison Pill, requiring a delay of the Poison Pill's "distribution date." Mr. Bonn strongly disagrees with the Company's position, and believes it is simply further evidence of the length that management is willing to go to perpetuate itself in office and to continue to deprive New Frontier's shareholders of appreciable returns on their investment.

IF THE POISON PILL HAS NOT BEEN TRIGGERED, WHY IS MR. BONN SEEKING TO HAVE SHAREHOLDERS DIRECT THE BOARD OF DIRECTORS TO REDEEM THE RIGHTS UNDER THE POISON PILL?

As noted, Mr. Bonn strongly disagrees with the position taken by the Company that Mr. Bonn's actions have somehow triggered the Poison Pill, and believes it is further evidence of current management's efforts to entrench itself and to distract shareholders from the real issue - the dismal performance of the Company's stock and the need for a new executive management team. Mr. Bonn believes that his proposed resolution will remove this distracting issue which is being raised in an attempt to frustrate shareholder democracy. Further, Mr. Bonn believes that the Company's shareholders should have the ability to determine for themselves how to respond to any offer that might be made in the future regarding a potential acquisition of New Frontier, and that the Poison Pill is an unnecessary impediment to the right of the shareholders to exercise their will.

APPARENTLY CURRENT MANAGEMENT HAS FORMED A SPECIAL COMMITTEE TO INVESTIGATE MR. BONN AND INTERACTIVE GALLERY--WHAT IS THIS ABOUT?

After a special meeting of the Board of Directors on March 20, 2002, at which Mr. Bonn proposed the removal of Mr. Kreloff as CEO and the Board of Directors formed a special committee to negotiate the terms of Mr. Kreloff's departure, Mr. Kreloff, the current CEO, and

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Mr. Weiner, the current Executive Vice President, have tried many tactics to get
Mr. Bonn to refrain from taking actions in the best interests of the Company's shareholders--including threats and accusations, retention of high-priced and artful counsel paid for by the shareholders, and forming a special committee that includes Mr. Weiner, Mr. Hiram Woo, an individual who serves as President of a company that has filed bankruptcy within the past 60 days, and Mr. Koung Wong, a person who was originally appointed to the Board of Directors with no other public company experience. Mr. Bonn expects that current management will continue to take actions to perpetuate itself in office at the expense of the shareholders. These tactics and sideshows created by management at this late date, after years of mismanagement and dismal performance, will not be a distraction to Mr. Bonn in his efforts to replace executive management and permit the shareholders to exercise their rights.

IS MR. BONN CONCERNED ABOUT ACTIONS THAT MAY BE TAKEN BY CURRENT MANAGEMENT SUCH AS LAWSUITS OR PURPORTEDLY TRIGGERING THE POISON PILL?


Executive management already has taken steps--including personal attacks, establishing a committee that is not independent and perpetuating itself in office using shareholder money and corporate resources--that Mr. Bonn views as inappropriate and wasteful. Mr. Bonn believes it is likely that management will continue to endeavor to take actions that are not in the best interests of New Frontier shareholders. Mr. Bonn believes that his activity and demand for a special meeting of shareholders is the only effective means to prevent this continuing management misconduct.

WHAT HAPPENS NEXT AND HOW LONG DOES ALL OF THIS TAKE?

Mr. Bonn plans to file a preliminary proxy statement with the Securities and Exchange Commission over the next few weeks. The proxy statement will contain more detailed information regarding various questions that shareholders have raised. The timing of the special meeting will depend on a number of factors, including the SEC's review of Mr. Bonn's preliminary proxy statement and the Company's responsiveness to Mr. Bonn's demand to call the special meeting.

                                      * * *

MR. BONN PRESENTLY PLANS TO FILE A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE SPECIAL MEETING. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN FILED, THE PRELIMINARY PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP:\\ WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN'S PROXY SOLICITATION WILL BE CONTAINED IN THE PRELIMINARY PROXY STATEMENT.



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